Exhibit 10.1

FTI CONSULTING, INC.

2014 EMPLOYMENT INDUCEMENT AWARD

RESTRICTED STOCK AWARD AGREEMENT

To                                          :

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an employment inducement award (the “Inducement Award”) of                  restricted shares (the “Award Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), conditioned upon your agreement to the terms and conditions described below. The effective “Grant Date” will be                  , 20    , subject to your promptly accepting and acknowledging a copy of this Agreement (as defined below) to the Company.

This inducement award agreement (the “Agreement”) evidences the award of the Award Shares pursuant to the Inducement Award authorized by the Compensation Committee of the Board of Directors of the Company under Rule 303.08 of the New York Stock Exchange, granted to you outside of the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated as of June 2, 2010, as further amended from time to time (the “2009 Plan”), as a material inducement for you to accept employment with the Company and enter into the Offer of Employment Letter with the Company dated                  , 20         (the “Offer Letter”). This Agreement and the Inducement Award of the Award Shares are made in consideration of your employment with the Company or your Employer (as hereafter defined) and is subject to any applicable terms of the written Offer Letter or successor agreement, each as amended or restated from time to time (“Employment Agreement”), if applicable, between you (the “Employee”) and the Company or an Affiliate of the Company (the “Employer”). The Inducement Award incorporates any terms and conditions relating to Award Shares or this Inducement Award (if applicable) contained in the Employment Agreement, and specifies other applicable terms and conditions of your Award Shares.

Notwithstanding the foregoing, it is intended that all of the terms and conditions of the 2009 Plan that would otherwise have been applicable to the Inducement Award had the Inducement Award been granted under the 2009 Plan (except as otherwise expressly provided in this Agreement or your Employment Agreement) shall be applicable to the Inducement Award, and accordingly, references to the 2009 Plan are made herein for such purpose and those terms (including capitalized terms not defined herein or in the Employment Agreement) are incorporated herein by reference. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under this Agreement, or the 2009 Plan, with respect to the Inducement Award.

Copies of the Prospectus for the Inducement Award, as amended or restated from time to time (the “Prospectus”), and the 2009 Plan, are attached or have otherwise been electronically provided to you. By executing this Agreement, you acknowledge that you have received copies of the Prospectus and the 2009 Plan and have read, understand and agree to all terms. You may request additional copies of the Prospectus or the 2009 Plan by contacting the Secretary of the

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Company at FTI Consulting, Inc., 2 Hamill Road, North Building, Baltimore, Maryland 21210 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

1. Terminology; Conflicts. The Glossary at the end of this Agreement includes definitions of certain capitalized words used in this Agreement. All terms not defined in this Agreement (including the Glossary) have the meanings given in the 2009 Plan (or if applicable, the Employment Agreement). Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any term in this Agreement, the 2009 Plan or your Employment Agreement (if applicable), the provisions of, first, your Employment Agreement, second, this Agreement, and lastly, the 2009 Plan, will control in that order of priority, except in the case of Section 14 of this Agreement, which will control in all cases.

2. Employment Agreement. All of the Inducement Award and Award Shares are nonvested and forfeitable as of the Grant Date. The Inducement Award and Award Shares are granted subject to the forfeiture, vesting and other provisions specifically set forth herein and in the Employment Agreement. Notwithstanding anything to the contrary, the Inducement Award and the Award Shares will be subject to and bound by all terms and conditions in this Agreement and the 2009 Plan not specifically covered by or contrary to the effective Employment Agreement.

3. Terms and Conditions Not Specifically Set Forth in the Employment Agreement. Absent an Employment Agreement or terms and conditions to the contrary, the following terms and conditions will apply:

(a) Vesting. Your Award Shares shall be subject to the following forfeiture and vesting provisions:

i.	All of the Award Shares are nonvested and forfeitable as of the Grant Date.

ii.

So long as your “Service” (as hereafter defined) with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur,     % of the Award Shares will vest and

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become nonforfeitable on the year anniversary of the Grant Date, % of the Award Shares will vest and become nonforfeitable on the year anniversary of the Grant Date, the remaining % of the Award Shares will vest and become nonforfeitable on the year anniversary of the Grant Date % of the Award Shares will vest and become nonforfeitable on the year anniversary of the Grant Date, and % of the Award Shares will vest and become nonforfeitable on the year anniversary of the Grant Date; such that 100% of the Award Shares shall be fully vested by the anniversary of the Grant Date except none of the Award Shares will become vested and nonforfeitable after your “Service” with the Company and its Affiliates ceases unless otherwise provided in this Agreement or the Employment Agreement.

(b) Acceleration of Vesting. Except as otherwise provided in your effective Employment Agreement, in which case the terms of your Employment Agreement will control; provided that you (or your legally appointed administrator, personal representative, executor, conservator or guardian) timely executes and delivers a “Release” (as hereafter defined) in accordance with the Employment Agreement, the treatment of your Award Shares on any of the below events will be as follows:

i.	% of the outstanding Award Shares will become fully vested and nonforfeitable upon termination of employment or your “Service” by the Company or your Employer without “Cause;”

ii.	% of the outstanding Award Shares will become fully vested and nonforfeitable upon termination of your employment or “Service” by you for “Good Reason;”

iii.	all outstanding Award Shares will become fully vested and nonforfeitable upon your death; or

iv.	all outstanding Award Shares will become fully vested and nonforfeitable upon your “Total and Permanent Disability.”

(c) Other Termination Events. Except as otherwise provided in your effective Employment Agreement, in which case the terms of your Employment Agreement will control the treatment of your Award Shares on any of the following events; (i) if your “Service” with the

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Company and its Affiliates ceases due to termination by the Company or your Employer for “Cause,” all Award Shares that are not then vested and nonforfeitable will be immediately forfeited for no consideration, or (ii) if your “Service” with the Company and its Affiliates ceases due to termination by you (excepting any termination by you for “Good Reason,” if applicable), all Award Shares that are not then vested and nonforfeitable will be immediately forfeited for no consideration, or (iii) if there is a “Change in Control” (as defined in your Employment Agreement, or if not defined therein, as defined in the 2009 Plan), the Award Shares will remain in full effect and shall be treated consistent with your Employment Agreement or the 2009 Plan, as the case may be.

(d) Release. The failure to timely execute and deliver a “Release” in accordance with the Employment Agreement by you (or if applicable, your executor, administrator, or legally authorized guardian or personal representative) shall result in the forfeiture of the applicable Award Shares for no consideration.

4. Restrictions on Transfer. You may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Award Shares, and unvested Award Shares may not be subject to execution, attachment or similar process. Any sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, or purported sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

5. Stock Certificates.

(a) Unvested Shares. You are reflected as the owner of record of the Award Shares on the Company’s books. The Company will hold the share certificates for safekeeping, or otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable, and any share certificates (or book entry) representing such unvested shares will include a legend (or electronic notation) to the effect that you may not sell, assign, transfer, pledge, hedge, or hypothecate the Award Shares. If you forfeit any Award Shares, the share certificate or book entry, as the case may be, will be cancelled by the Company’s transfer agent upon instructions from the Company.

(b) Vested Shares. As soon as practicable after the Award Shares vest, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf. If you are deceased (or in case of your Total and Permanent Disability and if necessary) at the time that a delivery of shares is to be made, the shares will be delivered in accordance with the instructions received from your executor, administrator, legally authorized guardian or personal representative.

(c) Legends. Any share certificates delivered or Award Shares delivered electronically will, unless the Award Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Award Shares.

(d) Postponement of Delivery. The Company may postpone the issuance and delivery of any Award Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

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i.	the completion or amendment of any registration of the Award Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

ii.	compliance with any requests for representations; and

iii.	receipt of proof satisfactory to the Company that a person seeking such Award Shares on your behalf upon your Total and Permanent Disability (if necessary), or upon your estate’s behalf after your death, is appropriately authorized.

6. Taxation.

(a) Tax Withholding. By signing this Agreement, you authorize your Employer and the Company, except as provided below, to deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part. The Company may, in its discretion, agree that it will, upon your request, permit you to satisfy, in whole or in part, the Company’s minimum statutory withholding tax obligation (based on minimum rates for federal and state law purposes, including payroll taxes) which may arise in connection with the Inducement Award, either by electing to have the Company withhold the issuance of, or redeem, shares of Common Stock or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. In lieu of the foregoing, the Company may require you to make a cash payment to such Employer or the Company equal to the amount required to be withheld. If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate, or electronically transfer vested Award Shares, under this Agreement until arrangements satisfactory to the Committee for such payment have been made.

(b) Tax Election. You are advised to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to your Employer or the Company. You may not rely on your Employer, the Company or any of their respective officers, directors or employees for tax or legal advice regarding this Inducement Award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this Inducement Award or have voluntarily and knowingly foregone such consultation.

7. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable will,

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without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split. Adjustments under this Section 7 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional Award Shares will result from any such adjustments.

(b) Binding Nature of Agreement. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8. Non-Guarantee of Employment or Service Relationship. Nothing in this Agreement alters your at-will or other employment status pursuant to your Employment Agreement, if applicable, or other “Service” relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or “Service” relationship between the Company (or your Employer) or any of its Affiliates and you, nor as a contractual right of you to continue in the employ of, or in a “Service” relationship with, the Company (or your Employer) or any of its Affiliates for any period of time. This Agreement does not limit in any manner the right of your Employer or the Company to discharge you at any time with or without “Cause” or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Inducement Award.

9. Rights as Stockholder. As the owner of record of Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares, except that you will not have any right to cash dividends or other distributions declared or paid with respect to nonvested and forfeitable Award Shares. All cash dividends and any other distributions paid with respect to nonvested Award Shares will be held by the Company in trust for your benefit and paid to you upon vesting of the Award Shares. Upon forfeiture of any Award Shares, any cash dividends and distributions then held in trust with respect to such shares will be forfeited and will be returned to the Company.

10. The Company’s Rights. The existence of the Award Shares does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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11. Entire Agreement. This Agreement and the terms of the Employment Agreement (if applicable) and 2009 Plan incorporated into this Agreement, contains the entire agreement between you, your Employer and the Company with respect to the Award Shares. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Inducement Award or the Award Shares are superseded by this Agreement and are void and ineffective for all purposes.

12. RESERVED

13. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Committee, except as provided in the 2009 Plan, the Employment Agreement (if applicable) or in any other written document signed by you and the Company.

14. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Inducement Award or the Award Shares will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

15. Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order (or decision of arbitrator(s) as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

16. Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

17. Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

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18. Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page.}

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GLOSSARY

(a) “Cause” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means (i) conviction of or pleading of nolo contendre to a felony, (ii) fraud on or misappropriation of any funds or property of the Company, an Affiliate, customer or client, (iii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company and its Affiliates, (iv) dishonesty, (v) engaging in any act or omission which is in material violation of any Company or Employer policy, (vi) willful misconduct in connection with your duties or responsibilities or otherwise, gross negligence in the performance of your duties or responsibilities, or (vii) failure to perform your responsibilities in the best interests of the Company or any of its Affiliates, each as determined in good faith by the Company, which determination is conclusive.

(b) “Good Reason” has the meaning ascribed to such term or words, if any, of similar import in your Employment Agreement, if applicable, and in the absence of an effective Employment Agreement providing for “good reason” termination rights, there shall be none.

(c) “Release” refers to a valid waiver and general release of claims against the Company, in a form and manner acceptable to the Company and consistent with the Employment Agreement, with such revisions reasonably determined by the Company to be necessary at the applicable time.

(d) “Service” means your employment or other service relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(e) “Total and Permanent Disability” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Total and Permanent Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

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(f) “You,” “Your” means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{Signature page follows}

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IN WITNESS WHEREOF, this Agreement is dated and has been executed as of the date electronically accepted and acknowledged by the award recipient.

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